American Skiing Company Announces Fiscal 2006 First Quarter Results

      Company Reports Significant Increase in Season Pass Sales for Second
                                 Straight Year

PARK CITY, UTAH - December 14, 2005 - American Skiing Company (OTCBB: AESK) today announced its financial results for the first quarter of fiscal 2006. The Company also reported stronger season pass sales than at the same time in fiscal 2005, as well as positive guest reservation trends heading into its winter operating season. Increases in season pass sales were driven primarily by the second successful year of its acclaimed All For One multi-resort pass in the eastern market.

"While it is quite early in the season, we have enjoyed successes from our season pass initiatives. The second year of our All For One pass and favorable early-season skiing and riding conditions have contributed to a great start to the season for the Company. The East saw an October opening at Killington with the rest of our eastern resorts opening by Thanksgiving weekend. In the West, abundant early season snowfall and cool winter temperatures for snowmaking have created fantastic skiing and riding conditions at both The Canyons and Steamboat, with Steamboat recording a record amount of snowfall through its early season," said CFO Betsy Wallace.

Fiscal 2006 First Quarter Results

On a GAAP basis, net loss attributable to common shareholders for the first quarter of fiscal 2006 was $42.2 million, or $1.33 per basic and diluted common share, compared with a net loss attributable to common shareholders of $37.7 million, or $1.19 per basic and diluted common share for the first quarter of fiscal 2005. Total consolidated revenue was $20.1 million for the first quarter of fiscal 2006, compared with $19.5 million for the first quarter of fiscal 2005. Revenue from resort operations was $17.1 million for the first quarter of fiscal 2006 compared with $17.8 million for the first quarter of fiscal 2005. The decrease in resort revenues reflects the lower levels of summer business at the Company's eastern resorts due to rainy weather, and lower levels of group and conference business at Steamboat and The Canyons in the first quarter of fiscal 2006. Revenue from real estate operations was $3.0 million for the quarter versus $1.7 million for the comparable period in fiscal 2005. The increase in real estate revenue was primarily a result of increased sales of fractional unit inventory at Steamboat versus the comparable period in fiscal 2005.

The loss from resort operations was $40.8 million for the first fiscal quarter of 2006 versus a loss of $37.1 million for the first quarter of fiscal 2005. The wider loss was associated with the decrease in revenues mentioned above, a $2.0 million increase in resort interest expense, a $0.4 million increase in repairs and maintenance expense and employee benefits, a $0.7 million increase in marketing, general and administrative expenses and a $0.8 million increase in depreciation expense due largely to a $0.7 million adjustment recorded as a result of the review of the seasonal usage of ski resort operating assets; offset by a $0.2 million net gain on sale of property and a $0.7 million increase in fair value of the interest rate swap agreement.

The loss from real estate operations was $1.4 million for the first fiscal quarter of 2006 compared with a loss of $0.6 million for the comparable quarter in fiscal 2005. The increased loss was associated with a $0.8 million increase in costs due to an increase in revenues and a $1.5 million increase in impairment loss on the sale of retail commercial space; offset by a $1.2 million increase in revenues mentioned above, a $0.2 million decrease in depreciation and amortization and a $0.1 million decrease in interest expense due to restructuring of real estate debt.

About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington, Pico and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the Company's web site, www.peaks.com.

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as "anticipate", "assume", "believe", "expect", "intend", "plan", and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: changes in regional and national business and economic conditions affecting both our resort operating and real estate operating segments; competition and pricing pressures; adverse weather conditions regionally and nationally; changes in weather patterns resulting from global warming; seasonal business activity; increased gas and energy prices; changes to federal, state and local regulations affecting both our resort operating and real estate segments; failure to renew land leases and forest service permits; disruptions in water supply that would impact snowmaking operations; the loss of any of our executive officers or key operating personnel; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under
Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

         American Skiing Company and Subsidiaries
     Unaudited Condensed Consolidated Financial Statement Information
          (in thousands, except per share amounts)


                                               13 Weeks Ended    13 Weeks Ended
Net revenues:                                 October 30, 2005  October 24, 2004
                                              ----------------------------------
  Resort                                      $        17,147   $      17,820
  Real estate                                           2,969           1,726
                                              ----------------  ----------------
    Total net revenues                                 20,116          19,546
                                              ----------------  ----------------


Operating expenses:
  Resort                                               23,963          23,609
  Real estate                                           1,942           1,108
  Marketing, general and administrative                11,568          10,817
  Depreciation and amortization                         2,910           2,279
  Gain on sale of property                               (169)              -
  Impairment loss on property sold                      1,533               -
                                              ----------------  ----------------
    Total operating expenses                           41,747          37,813
                                              ----------------  ----------------

Loss from operations                                  (21,631)        (18,267)

Interest expense, net                                 (21,254)        (19,453)

Increase in fair value of interest rate
 swap agreement                                           686               -
                                              ----------------  ----------------
Net loss                                      $       (42,199)  $     (37,720)
                                              ================  ================


Basic and diluted net loss per common share:
Net loss                                      $         (1.33)  $       (1.19)
                                              ================  ================
Weighted average common shares outstanding -
 basic and diluted                                     31,738          31,738
                                              ================  ================


For more information, please refer to the Company's Form 10-Q, filed on December 14, 2005, with the Securities and Exchange Commission.

                    American Skiing Company and Subsidiaries
  Unaudited Segment Information and Reconciliation of GAAP to Non-GAAP Metrics
                             (in thousands)


                                               13 Weeks Ended    13 Weeks Ended
                                              October 30, 2005  October 24, 2004
                                              ----------------------------------
Loss from resort operations                   $      (40,796)   $     (37,122)
Loss from real estate operations                      (1,403)            (598)
                                              ----------------  ----------------
Net loss                                      $      (42,199)   $     (37,720)
                                              ================  ================



Net loss                                      $      (42,199)   $     (37,720)
Gain on sale of property                                (169)               -
Impairment loss on property sold                       1,533                -
Increase in fair value of interest
 rate swap agreement                                    (686)               -
                                              ----------------  ----------------
Net loss excluding gain on sale of
 property, impairment loss on property
 sold and increase in fair value of
 interest rate swap agreement                 $      (41,521)   $     (37,720)
                                              ================  ================


Loss from resort operations                   $      (40,796)   $     (37,122)
Gain on sale of property                                (169)               -
Increase in fair value of interest rate
 swap agreement                                         (686)               -
                                              ----------------  ----------------
Loss from resort operations excluding
 gain on sale of property and increase
 in fair value of interest rate swap
 agreement                                    $      (41,651)   $     (37,122)
                                              ================  ================


Loss from real estate operations              $       (1,403)   $        (598)
Impairment loss on property sold                       1,533                -
                                              ----------------  ----------------
Income (loss) from real estate
 operations excluding impairment
 loss on property sold                        $          130    $        (598)
                                              ================  ================


                American Skiing Company and Subsidiaries
             Unaudited Balance Sheet Data - October 30, 2005
                             (in thousands)


Real estate developed for sale                $       21,515
                                              ================
Total assets                                  $      427,886
                                              ================


Total resort debt (a)                         $      650,014
Total real estate debt                                20,464
                                              ----------------
  Total debt (a)                              $      670,478
                                              ================

(a) Includes preferred stock of $321,478 as a result of the adoption of SFAS No. 150. Excluding preferred stock, total resort debt would be $328,536 and total debt would be $349,000.

For more information, please refer to the Company's Form 10-Q, filed on December 14, 2005, with the Securities and Exchange Commission.